Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Chemical Financial Corporation on Form S-4, of our report, dated February 17, 2000, on the consolidated balance sheets of Shoreline Financial Corporation as of December 31, 1999 and 1998 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997, contained in Shoreline Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP

South Bend, Indiana
October 27, 2000